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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): NOVEMBER 13, 1996


                      PHYSICIANS CLINICAL LABORATORY, INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                 0-20678                   68-0280528
      (State or other            (Commission               (IRS Employer
jurisdiction of incorporation    File Number)           Identification No.)


           2495 NATOMAS PARK DRIVE, SACRAMENTO, CALIFORNIA      95833
               (Address of principal executive offices)      (Zip Code)


       Registrant's telephone number, including area code: (916) 648-3500



                                 NOT APPLICABLE
         (Former name or former address, if changed since last report)


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Item 3. Bankruptcy or Receivership.

        On November 8, 1996, Physicians Clinical Laboratory Inc., a Delaware corporation (the "Company"), filed a voluntary petition in the United States Bankruptcy Court for the Central District of California, Los Angeles Division, Case Number SV96-23185-GM, assigned to Judge Mund, seeking reorganization under Chapter 11 of Title 11 of the United States Code (the "Chapter 11 Filing"). The Company is managing its business as a debtor-in-possession subject to Court approval for certain actions of the Company. A copy of the press release issued by the Company on November 11, 1996 reporting the Chapter 11 Filing and related matters is filed as Exhibit 99.1 hereto and incorporated herein by this reference.

        On November 7, 1996, prior to filing the voluntary petition for Chapter 11 protection, the Company entered into a term sheet (the "Term Sheet") with its senior secured debt holders and with Nu-Tech Bio-Med, Inc. ("Nu-Tech"), which provides that, upon Bankruptcy Court approval, the Company's existing senior secured debt holders will provide a new $9.8 million debtor-in-possession working capital facility, which loan would be forgiven upon consummation of the reorganization plan described below, and any unused portion of which would be contributed to the reorganized Company's capital.

        The Term Sheet also provides for the principal terms of a proposed plan of reorganization, which, if approved by the Bankruptcy Court, would provide as follows: Nu-Tech would acquire 51% of the reorganized Company's common stock in exchange for its holdings of approximately $13 million in senior secured debt and an investment of $5 million in cash. Provided that the holders of the Company's 7-1/2% Convertible Subordinated Debentures due 2000 and the Company's other unsecured creditors (other than holders of administrative and priority claims against the Company) vote to accept the proposed plan of reorganization (the "Voting Condition"), (i) the remaining senior secured debt holders, which presently own approximately $80 million of secured debt, would receive $55 million in new senior secured debt and 37% of the reorganized Company's common stock; (ii) the holders of the Company's Debentures would receive 9% of the reorganized Company's common stock; (iii) the Company's shareholders would receive 3% of the reorganized Company's common stock, along with warrants to purchase an additional 2% of the reorganized Company's common stock for a period of up to five years, at a purchase price based on an implied enterprise value for the Company of $115 million; and (iv) the Company's remaining general unsecured creditors would receive a recovery yet to be determined (the Company will negotiate with an official unsecured creditors' committee, which is anticipated to be appointed within approximately one week, to complete this aspect of the proposed transaction). If the Voting Condition is not satisfied, neither the Company's general unsecured creditors, the holders of the Company's Debentures nor the Company's shareholders would be entitled to receive any recovery under the reorganization plan. The Term Sheet is filed as Exhibit
4.1 hereto and incorporated herein by this reference.

        To assist with the management of the Company during the pendency of the Chapter 11 proceeding and until the plan of reorganization is confirmed by the Bankruptcy Court, J. Marvin Feigenbaum, Chief Executive Officer of Nu-Tech, has been appointed as Chief Operating Officer of the Company. The Company and Mr. Feigenbaum have entered into an employment agreement, dated November 7, 1996, filed as Exhibit 10.1 hereto and incorporated herein by this reference, governing the




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terms of Mr. Feigenbaum's employment with the Company as Chief Operating
Officer during this period.

Item 5. Other Events

        On November 7, 1996, the Company entered into a term sheet with its senior secured debt holders and with Nu-Tech Bio-Med, Inc., which provides for the availability to the Company of a debtor-in-possession credit facility and for the principal terms of the proposed plan of reorganization of the Company. See Item 3, above. The Term Sheet is filed as Exhibit 4.1 hereto and incorporated herein by this reference.

        On November 7, the Company entered into an employment agreement with J. Marvin Feigenbaum, Chief Executive Officer of Nu-Tech, providing for the employment of Mr. Feigenbaum as Chief Operating Officer of the Company during the pendency of the Chapter 11 proceeding. See Item 3, above. The employment agreement is filed as Exhibit 10.1 hereto and incorporated herein by this reference.

        Mr. Dennis H. Tootelian has resigned as a Director of the Company effective October 8, 1996. A successor has not yet been selected to fill the vacancy on the Board of Directors created by Mr. Tootelian's resignation.

Item 7. Financial Statements and Exhibits

        (C)     Exhibits.

                4.1 Summary of Terms of Restructuring of Physician's Clinical Laboratory, Inc. dated November 7, 1996, among the Company, Oaktree Capital Management, LLC, The Copernicus Fund, L.P., DDJ Overseas Corp., Belmont Fund, L.P., Bank of America Illinois, and Nu-Tech Bio-Med, Inc.

                10.1 Employment Agreement, dated November 7, 1996, between the Company and J. Marvin Feigenbaum.

                99.1 Text of Company's press release dated November 11, 1996, relating to the filing of the Company's petition for reorganization.





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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.




                                 PHYSICIANS CLINICAL LABORATORY, INC.




                                 By:  /s/ RICHARD M. BROOKS
                                    --------------------------------------
                                    Richard M. Brooks
                                    Senior Vice President and
                                      Chief Financial Officer


Dated: November 13, 1996





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                                 EXHIBIT INDEX



Exhibit                                                                               Page
Number                       Description of Document                                 Number
-------                      -----------------------                                 ------
 4.1     Summary of Terms of Restructuring of Physician's Clinical Laboratory,
         Inc., dated November 7, 1996, among the Company, Oaktree Capital
         Management, LLC, The Copernicus Fund, L.P., DDJ Overseas Corp., Belmont
         Fund, L.P., Bank of America Illinois, and Nu-Tech Bio-Med, Inc.

10.1     Employment Agreement, dated November 7, 1996, between the Company and
         J. Marvin Feigenbaum.

99.1 Text of Company's press release dated November 11, 1996, relating to the filing of the Company's petition for reorganization.





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